Exhibit 99.1

PRESS RELEASE

FLEX REPORTS THIRD QUARTER FISCAL 2018 RESULTS

•                  Quarterly revenue of $6.75 billion, increased 10% year-over-year

•                  GAAP diluted EPS of $0.22, Non-GAAP diluted EPS of $0.31

•                  Quarterly cash flow from operations of $150 million

•                  Maintains commitment to return value to shareholders

San Jose, CA, January 25, 2018 — Flex (NASDAQ: FLEX), the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™, today announced results for its third quarter ended December 31, 2017.

“Our third quarter displayed continued revenue growth acceleration and the advancement of our portfolio evolution,” said Mike McNamara, CEO at Flex. “This marked our fourth straight quarter of accelerating year-over-year revenue growth, with all four of our business groups beating the mid-point of their revenue guidance ranges. In addition, both our HRS and IEI businesses set new records for quarterly revenue and adjusted operating profits.”

	Three-Month Periods Ended
(US$ in millions, except EPS)	December 31, 2017	December 31, 2016
Net sales	$6,752	$6,115
GAAP income before income taxes	141	140
Adjusted operating income	220	223
GAAP net income	118	129
Adjusted net income	164	183
GAAP EPS	0.22	0.24
Adjusted EPS	0.31	0.34

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

Third Quarter Fiscal 2018 Results of Operations

Net sales for the third quarter ended December 31, 2017 were $6.75 billion, growing 10% year-over-year and above the high end of the guidance range of $6.3 to $6.7 billion. GAAP income before income taxes was $141 million for the quarter and adjusted operating income was $220 million, at the mid-point of the guidance range of $205 million to $235 million. GAAP net income was approximately $118 million and adjusted net income for the quarter was $164 million. GAAP EPS was $0.22 for the quarter and non-GAAP EPS was $0.31 for the quarter.

Cash Flow and Balance Sheet

Flex generated cash from operations of $150 million and $431 million for the three and nine-month periods ended December 31, 2017, respectively. The Company remains committed to return over 50% of annual free cash flow to its shareholders as it repurchased ordinary shares for approximately $35

PRESS RELEASE

million and $180 million during the three and nine-month periods ended December 31, 2017, respectively.

Flex ended the quarter with approximately $1.3 billion of cash on hand and total debt of approximately $2.9 billion. The balance sheet remains strong and is well-positioned to support the business over the long-term.

Fourth Quarter Fiscal Year 2018 Guidance

The Company plans to initiate targeted restructuring activities during its fourth quarter of fiscal 2018. The objective of the activities is to make Flex a faster, more responsive company, and one that will continuously adapt to the incredible marketplace opportunities ahead. While a detailed action plan has not been finalized, the Company expects to incur a minimum charge of $50 million in the fourth quarter and will substantially complete all the associated activities by the end of this fiscal year.

For the fourth quarter ending March 31, 2018, revenue is expected to be in the range of $6.1 to $6.5 billion. Adjusted EPS is expected to be in the range of $0.28 to $0.32 per diluted share. GAAP EPS is expected to be in the range of $0.10 to $0.15 and includes stock-based compensation expense, intangible amortization, and restructuring charges.

Webcast and Conference Call

Flex management team will host a conference call today at 2:00 PM (PT) / 5:00 PM (ET), to review third quarter fiscal 2018 results. A live webcast of the event and slides will be available on the Flex Investor Relations website at http://investors.flex.com. An audio replay and transcript will also be available after the event on the Flex Investor Relations website.

About Flex

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit flex.com or follow us on Twitter @Flexintl. Flex — Live Smarter™

Contacts

Investors & Analysts
Kevin Kessel

(408) 576-7985

kevin.kessel@flex.com

Media & Press

Paul Brunato

(408) 576-7534

paul.brunato@flex.com

PRESS RELEASE

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; compliance with legal and regulatory requirements; the possibility that benefits of the Company’s restructuring actions may not materialize as expected; that the expected revenue and margins from recently launched programs may not be realized; our dependence on a small number of customers; geopolitical risk, including the termination and renegotiation of international trade agreements; that recently proposed changes or future changes in tax laws in certain jurisdictions where we operate could materially impact our tax expense; and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations.

Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

PRESS RELEASE

SCHEDULE I

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three-Month Periods Ended
	December 31, 2017	December 31, 2016
GAAP:
Net sales	$6,751,552	$6,114,999
Cost of sales	6,305,224	5,698,544
Gross profit	446,328	416,455
Selling, general and administrative expenses	247,365	231,551
Intangible amortization	19,588	18,734
Interest and other, net	31,350	22,838
Other charges, net	6,865	3,090
Income before income taxes	141,160	140,242
Provision for income taxes	22,827	10,773
Net income	$118,333	$129,469

Earnings per share:
GAAP	$0.22	$0.24
Non-GAAP	$0.31	$0.34

Diluted shares used in computing per share amounts	534,352	545,022

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

PRESS RELEASE

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Nine-Month Periods Ended
	December 31, 2017	December 31, 2016
GAAP:
Net sales	$19,030,244	$18,000,337
Cost of sales	17,783,659	16,864,196
Gross profit	1,246,585	1,136,141
Selling, general and administrative expenses	772,325	715,040
Intangible amortization	55,865	62,318
Interest and other, net	85,780	71,869
Other charges (income), net	(172,467)	15,007
Income before income taxes	505,082	271,907
Provision for income taxes	56,953	39,217
Net income	$448,129	$232,690

Earnings per share:
GAAP	$0.84	$0.42
Non-GAAP	$0.81	$0.88

Diluted shares used in computing per share amounts	535,972	548,372

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

PRESS RELEASE

SCHEDULE II

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three-Month Periods Ended
	December 31, 2017	December 31, 2016
GAAP gross profit	$446,328	$416,455
Stock-based compensation expense	5,358	2,437
Contingencies and other (3)	—	14,968
Non-GAAP gross profit	$451,686	$433,860

GAAP income before income taxes	$141,160	$140,242
Intangible amortization	19,588	18,734
Stock-based compensation expense	20,758	20,781
Contingencies and other (3)	—	17,421
Other charges, interest and other, net (4)	38,215	25,928
Non-GAAP operating income	$219,721	$223,106

GAAP provision for income taxes	$22,827	$10,773
Intangible amortization benefit	2,185	1,776
Tax benefit on contingencies and other	—	1,684
Non-GAAP provision for income taxes	$25,012	$14,233

GAAP net income	$118,333	$129,469
Intangible amortization	19,588	18,734
Stock-based compensation expense	20,758	20,781
Contingencies and other (3)	—	17,421
Other charges, interest and other, net (4)	7,892	—
Adjustments for taxes	(2,185)	(3,460)
Non-GAAP net income	$164,386	$182,945
Diluted earnings per share:
GAAP	$0.22	$0.24
Non-GAAP	$0.31	$0.34

PRESS RELEASE

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Nine-Month Periods Ended
	December 31, 2017	December 31, 2016
GAAP gross profit	$1,246,585	$1,136,141
Stock-based compensation expense	13,662	7,506
Distressed customers asset impairments (2)	—	92,915
Contingencies and other (3)	18,933	21,792
Non-GAAP gross profit	$1,279,180	$1,258,354

GAAP income before income taxes	$505,082	$271,907
Intangible amortization	55,865	62,318
Stock-based compensation expense	63,018	67,311
Distressed customers asset impairments (2)	4,753	92,915
Contingencies and other (3)	43,933	28,960
Other charges (income), interest and other, net (4)	(86,687)	86,876
Non-GAAP operating income	$585,964	$610,287

GAAP provision for income taxes	$56,953	$39,217
Intangible amortization benefit	6,201	5,451
Tax benefit on contingencies and other	2,738	1,880
Tax benefit on intangible assets	—	638
Non-GAAP provision for income taxes	$65,892	$47,186

GAAP net income	$448,129	$232,690
Intangible amortization	55,865	62,318
Stock-based compensation expense	63,018	67,311
Distressed customers asset impairments (2)	4,753	92,915
Contingencies and other (3)	43,933	28,960
Other charges (income), interest and other, net (4)	(171,440)	7,388
Adjustments for taxes	(8,939)	(7,969)
Non-GAAP net income	$435,319	$483,613
Diluted earnings per share:
GAAP	$0.84	$0.42
Non-GAAP	$0.81	$0.88

PRESS RELEASE

SCHEDULE III

FLEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31, 2017	As of March 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$1,291,183	$1,830,675
Accounts receivable, net of allowance for doubtful accounts	3,100,808	2,192,704
Inventories	3,725,643	3,396,462
Other current assets	965,470	967,935
Total current assets	9,083,104	8,387,776

Property and equipment, net	2,443,050	2,317,026
Goodwill	1,104,770	984,867
Other intangible assets, net	438,552	362,181
Other assets	770,834	541,513
Total assets	$13,840,310	$12,593,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings and current portion of long-term debt	$42,954	$61,534
Accounts payable	5,406,512	4,484,908
Accrued payroll	385,985	344,245
Other current liabilities	1,580,618	1,613,940
Total current liabilities	7,416,069	6,504,627

Long-term debt, net of current portion	2,901,720	2,890,609
Other liabilities	542,541	519,851

Total shareholders’ equity	2,979,980	2,678,276

Total liabilities and shareholders’ equity	$13,840,310	$12,593,363

PRESS RELEASE

SCHEDULE IV

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine-Month Periods Ended
	December 31, 2017	December 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$448,129	$232,690
Depreciation, amortization and other impairment charges	400,015	466,813
Gain from deconsolidation of a subsidiary entity	(151,574)	—
Changes in working capital and other	(265,552)	313,685
Net cash provided by operating activities	431,018	1,013,188

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(432,897)	(413,596)
Proceeds from the disposition of property and equipment	43,653	28,056
Acquisition of businesses, net of cash acquired	(269,724)	(180,259)
Other investing activities, net	(123,883)	(13,631)
Net cash used in investing activities	(782,851)	(579,430)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings and long-term debt	866,000	205,518
Repayments of bank borrowings and long-term debt	(907,930)	(115,089)
Payments for repurchases of ordinary shares	(180,050)	(259,658)
Net proceeds from issuance of ordinary shares	2,063	11,978
Other financing activities, net	46,482	(47,302)
Net cash used in financing activities	(173,435)	(204,553)

Effect of exchange rates on cash and cash equivalents	(14,224)	20,321
Net increase (decrease) in cash and cash equivalents	(539,492)	249,526
Cash and cash equivalents, beginning of period	1,830,675	1,607,570
Cash and cash equivalents, end of period	$1,291,183	$1,857,096

PRESS RELEASE

SCHEDULE V

FLEX AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, III, & IV

(1)   To supplement Flex’s unaudited selected financial data presented consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude stock-based compensation expense, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types.  In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

PRESS RELEASE

Distressed customers asset impairments consist primarily of non-cash inventory impairments of certain inventory on hand to net realizable value as well as additional provisions for doubtful accounts receivable for customers that are experiencing significant financial difficulties. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures. See additional description related to the specific period charge as applicable below.

Contingencies and other consists primarily of charges in connection with certain legal matters of which loss contingencies are believed to be probable and estimable. It also includes certain targeted site restructuring costs and damages incurred from natural disasters which are not directly related to ongoing or core business results, and do not reflect expected future operating expense. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies when applicable.

Other charges (income), net consists of various other types of items that are not directly related to ongoing or core business results, such as the gain or loss from certain divestitures and impairment charges associated with non-core investments.  We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations.  Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.

(2) Distressed customers asset impairments for the nine-month period ended December 31, 2017 relate to additional provision for doubtful accounts receivable for a customer experiencing significant financial difficulties.

During the fourth quarter of fiscal year 2016, the Company accepted return of previously shipped inventory from a former customer, SunEdison, Inc. (“SunEdison”), of approximately $90 million. On April 21, 2016, SunEdison filed a petition for reorganization under bankruptcy law, and as a result, the Company recognized a bad debt reserve of $61 million as of March 31, 2016, associated with its outstanding SunEdison receivables.

During the second quarter of fiscal year 2017, prices for solar panel modules declined significantly. The Company determined that certain solar panel inventory on hand as of September 30, 2016, was not fully recoverable and recorded a charge of $60 million to reduce the carrying costs to market in the nine-month period ended December 31, 2016. The Company also recognized a $16 million impairment charge for solar module equipment and $16.9 million primarily related to negative margin sales and other associated solar panel direct costs. The total charge of $92.9 million is included in cost of sales for the nine-month period ended December 31, 2016.

(3) Contingencies and other during the nine-month period ended December 31, 2017 consists of charges in connection with certain legal matters of which loss contingencies are believed to be probable and estimable. Additionally, the Company incurred various other charges predominantly related to damages incurred from a typhoon that impacted one of its China facilities.

During fiscal year 2017, the Company initiated a plan to rationalize the current footprint at existing sites including corporate SG&A functions and recognized approximately $17.4 million in the quarter ended December 31, 2016 and $29.0 million was recognized for the nine-month period ending December 31, 2016. The plan was finalized and completed during fiscal year 2017.

(4) During the second quarter of fiscal year 2018, the Company and other minority shareholders of Elementum amended certain agreements and as a result, the Company concluded it no longer had majority control and accordingly, deconsolidated the entity. As part of the deconsolidation, we recognized a gain of approximately $151.6 million with no related tax impact, which is included in other charges (income), net for the nine-month period ended December 31, 2017.

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In addition, the company sold its Wink business during first quarter of fiscal year 2018 to an unrelated third-party venture backed company in exchange for contingent consideration fair valued at $59 million and recognized a gain on sale of $38.7 million, which is recorded in other charges (income), net for the nine-month ended December 31, 2017. The contingent consideration is expected to be settled in the fourth quarter of fiscal year 2018.

The nine-month period ended December 31, 2016 includes a $7.4 million loss attributable to a non-strategic facility sold during the second quarter of fiscal year 2017.